UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 12, 2012

Brekford Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-52719	20-408662
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7020 Dorsey Road, Hanover, Maryland	21076
(Address of principal executive offices)	(Zip Code)

(443) 557-0200
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On July 12, 2012, Brekford Corp. (the “Company”) closed on an aggregate $3.5 million credit facility (the “Credit Facility”) with PNC Bank, National Association (“PNC”) as lender consisting of $3.0 million in revolving loans (the "Revolving Facility") and $500,000 in a committed non-revolving line of credit loan for the purpose of financing up to 90% of the cost of certain equipment (the “Equipment Loan”).  The terms and conditions of the Credit Facility are set forth in a Loan Agreement between the Company and PNC dated June 28, 2012 (the “Loan Agreement”), and the Revolving Facility is evidenced by a Committed Line of Credit Note issued by the Company to the order of PNC (the “Revolving Note”).  The terms of the Equipment Loan will be evidenced by a separate promissory note if the Company requests that loan.

The Company’s obligations under the Loan Agreement and related documents are secured by a continuing lien on and security interest in substantially all of the Company’s personal property. The term of the Revolving Facility expires on June 28, 2013 (the “Expiration Date”).  Amounts borrowed under the Revolving Facility bear interest at an annual rate equal to daily London Interbank Offered Rate plus 2.50%.  The interest rate may be altered by PNC in the event of certain adverse changes in the eurodollar market or in the event of a change in applicable law that adversely impacts PNC’s ability to charge and collect the regular interest rate.  Interest on the outstanding principal balance under the Revoving Facility is due monthly, and all outstanding amounts under the Revolving Facility are due and payable on the earlier of the Expiration Date or the acceleration of the Revolving Facility upon an event of default as described below.  In addition to interest, the Company is obligated to pay PNC a commitment fee each calendar quarter at the rate of 0.25% per annum on the average daily balance of the Revolving Facility which is undisbursed and uncancelled during the preceding quarter.

As part of the financing transaction, each of C.B. Brechin and Scott Rutherford, who serve as directors of the Company and as Chief Executive Officer/Chief Financial Officer and as President of the Company, respectively, entered into a Subordination Agreement dated June 28, 2012 with PNC (each, a “Subordination Agreement”) pursuant to which they agreed that all indebtedness owed to them by the Company (the “Subordinated Debt”) is subordinate to the indebtedness owed to PNC by the Company.  The Subordination Agreements permit the Company to make regular loan payments to Messrs. Brechin and Rutherford so long as the Company is not in default under its loan agreements with PNC.

The Loan Agreement contains customary representations, warranties and covenants, including covenants limiting additional debt, liens, guarantees, mergers, acquisitions, substantial asset sales, investments and loans, and other fundamental changes in the Company’s organization, business, executive management or equity ownership.  In addition, the Loan Agreement contains financial covenants by the Company that require the Company to maintain (i) a ratio of total indebtedness (excluding the Subordinated Debt) to EBITDA (as such term is defined in the Loan Agreement) of not more than 3.00 to 1.00, and (ii) a rolling four-quarter Debt Service Coverage Ratio (as defined in the Loan Agreement) of at least 1.30 to 1.00 as of the end of each fiscal quarter.  The Revolving Note provides for events of default that are customary for credit facilities of this type, including, without limitation, non-payment, misrepresentation, breach of covenants and bankruptcy.  Upon an event of default under the Revolving Note, the interest rate on all outstanding obligations will be increased and PNC may accelerate payment of all outstanding loans and may terminate the lender commitments.  Upon the occurrence of an event of default under the Revolving Note relating to insolvency, bankruptcy or receivership, the lender commitments will automatically terminate and the amounts outstanding under the Revolving Facility will become due and payable immediately.

The foregoing is only a summary of the material provisions of the Loan Agreement, the Revolving Note, the Subordination Agreement with Mr. Brechin and the Subordination with Mr. Rutherford and is qualified in its entirety by the terms of those documents, copies of which are filed with this report as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4, respectively.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-BalanceSheet Arrangement of a Registrant.

The information required by this Item is included in Item 1.01 of this report and is incorporated herein by refernce.

ITEM 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.  The exhibits filed or furnished with this report are listed in the Exhibit Index that immediately follows the signatures, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BREKFORD CORP.

Dated: July 17, 2012	By:	/s/ C.B. Brechin
C.B. Brechin
Chief Executive Officer and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan Agreement, dated as of June 28, 2012, between Brekford Corp. and PNC Bank, National Association (filed herewith).

10.2	Committed Line of Credit Note, dated as of June 28, 2012, issued by Brekford Corp. to the order of PNC Bank, National Association (filed herewith).

10.3	Subordination Agreement, dated as of June 28, 2012, by and among PNC Bank, National Association, Brekford Corp, and C.B. Brechin (filed herewith).

10.4	Subordination Agreement, dated as of June 28, 2012, by and among PNC Bank, National Association, Brekford Corp, and Scott Rutherford (filed herewith).